NEWS RELEASE for July 7, 2009

BIOLASE ANNOUNCES PRELIMINARY SECOND QUARTER RESULTS

IRVINE, CA (July 7, 2009) — BIOLASE Technology, Inc. (NASDAQ:BLTI), the world’s leading dental laser company, today announced that, based on a preliminary review of its financial performance for the second quarter ended June 30, 2009, the Company expects to report:

•	Net revenue estimates exceeding $13.5 million for the 2009 second quarter, rebounding from $6.6 million in the previous quarter.

•	Gross margins as a percentage of revenue for the 2009 second quarter returning to more historic ranges of between 45 percent and 55 percent, as compared to 27 percent in the previous quarter.

•	Operating expenses continuing to reflect the impact of cost reduction programs recently completed.

•	Net income and cash flows to be positive for the 2009 second quarter.

BIOLASE Chief Executive Officer David M. Mulder said, “During difficult economic times — when our doctors need it most — we have worked very hard alongside our primary partner Henry Schein, Inc. (NASDAQ: HSIC) to spread the benefits of Waterlase*Dentistry across the world. Our new distribution commitments, aggressive new sales and marketing programs, and our new Waterlase MD TurboTM launch were all key factors in recent improvements. We continue to look strategically to the future and continue to invest in research and development on our annual $4 million R&D plan, but given the current economic environment we remain cautious in our expectations and vigilant on cost-control measures.”

The Company will provide additional details on a quarterly conference call and webcast when it reports full financial results in August.

About BIOLASE Technology, Inc.
BIOLASE Technology, Inc. (http://www.biolase.com), the world’s leading dental laser company, develops, manufactures and markets Waterlase technology and lasers and related products that advance the practice of dentistry and medicine.  The Company’s products incorporate patented and patent pending technologies designed to provide clinically superior performance with reduced pain, faster and biological recovery times.  BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications.  Other products under development address ophthalmology, pain management and other medical and consumer markets.

This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions.  Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.

For further information, please contact: Jill Bertotti, of Allen & Caron, +1-949- 474-4300.

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